As filed with the Securities and Exchange Commission on January 23, 2004

                                                    Registration No. 333-111416

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                           AMENDMENT NO. 1 TO FORM S-3
                             REGISTRATION STATEMENT
                                    Under the
                             Securities Act of 1933



                          Altair Nanotechnologies Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)




             Canada                                                None
(State or other jurisdiction of                              (I.R.S. employer
 incorporation or organization)                           identification number)

                                 204 Edison Way
                               Reno, Nevada 89502
                                 (775) 858-3750
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)




                                Edward Dickinson
                             Chief Financial Officer
                          Altair Nanotechnologies Inc.
                                 204 Edison Way
                               Reno, Nevada 89502
                                 (775) 858-3750
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------

                                   Copies to:
                                 Bryan T. Allen
                                 Brian G. Lloyd
                                 Stoel Rives LLP
                        201 South Main Street, Suite 1100
                           Salt Lake City, Utah 84111
                                 (801) 328-3131
                            Facsimile: (801) 578-6999
                          -----------------------------


Approximate date of commencement of proposed sale to the public: From time to after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box:   [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                               ------------------
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.



PROSPECTUS

                                5,000,000 SHARES

                          ALTAIR NANOTECHNOLOGIES, INC.



                                  Common Stock
                                -----------------


         We may sell from time to time up to 5,000,000 shares of the common stock offered by this prospectus. We will provide information regarding the number of shares of common stock being offered, the offer price, commissions of and relationships with underwriters or placement agents, if any, and other information we consider to be important in a supplement that will accompany this prospectus. You should read both the prospectus supplement and this prospectus carefully before you invest in our common stock. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

         In the United States, our common stock is listed for trading under the symbol "ALTI" on the Nasdaq SmallCap Market. On January 21, 2004, the closing sale price of a share of our common stock, as reported by the Nasdaq SmallCap Market, was $3.97 per share. Unless otherwise expressly indicated, all monetary amounts set forth in this prospectus are expressed in U.S. Dollars. Our principal office is located at 204 Edison Way, Reno, Nevada 89502, and our telephone number is (775) 858-3750.

                               ------------------
         The registration statement of which this prospectus is a part is being qualified under the securities laws of selected states. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, sale or solicitation would be unlawful prior to or absent qualification under the securities laws of such state.

                               ------------------

         Investing in our common stock involves risks. You should carefully read the section entitled "risk factors" on page 3 of this prospectus.

                               ------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                 The date of this prospectus is January 23, 2004

You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these shares in any state where the offer is not permitted. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than the date on the front of this prospectus or the applicable prospectus supplement.

                                TABLE OF CONTENTS

                                                                          Page
TABLE OF CONTENTS............................................................2

ABOUT THIS PROSPECTUS........................................................2

RISK FACTORS.................................................................3

FORWARD-LOOKING STATEMENTS..................................................10

OUR BUSINESS AND RECENT BUSINESS DEVELOPMENTS...............................11

USE OF PROCEEDS.............................................................15

DILUTION....................................................................16

PLAN OF DISTRIBUTION........................................................16

LEGAL MATTERS...............................................................16

EXPERTS.....................................................................17

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................18

WHERE YOU CAN FIND MORE INFORMATION.........................................19


                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf " registration process. Under this shelf registration process, we may sell up to a total of 5,000,000 shares of common stock from time to time in one or more offerings. This prospectus provides you with a general description of our company, risks associated with investment in our common stock and the common stock that we may offer. Each time we sell common stock, we will provide a prospectus supplement that will contain more specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus may not be used to sell any of the common stock unless accompanied by a prospectus supplement. You should carefully read this prospectus and the prospectus supplement, together with the documents to which we refer you under "Where You Can Find Additional Information" in this prospectus, before you invest in our common stock.

                                  RISK FACTORS

       This offering involves a high degree of risk. Before you invest in our common stock, you should be aware that such investment involves the assumption of various risks. You should consider carefully the risk factors described below together with all of the other information included in this prospectus before you decide to purchase our common stock.

We have not generated any substantial operating revenues and may not ever generate substantial revenues.
--------------------------------------------------------------------------------
         To date, we have not generated substantial revenues from operations. As of September 30, 2003, we have generated $310,070 of revenues from our titanium and nanoparticle processing technology and $28,270 from the use of our centrifugal jig in consulting contracts. We have not generated any revenue from our Tennessee mineral property. We believe that our titanium and nanoparticle processing technology is the only of our three lines of business that may generate significant revenues in the foreseeable future. We have no sales or other commitments with respect to substantial revenues from our titanium and nanoparticle processing technology and can provide no assurance that we will generate substantial revenues.

We may continue to experience significant losses from operations.
--------------------------------------------------------------------------------
         We have experienced a loss from operations in every fiscal year since our inception. Our losses from operations in 2002 were $7,856,711, and our losses from operations during the first nine months of 2003 were $3,574,121. We will continue to experience a net operating loss until, and if, one of the applications of our titanium and nanoparticle processing technology begins generating significant revenues. Even if any or all applications of the titanium and nanoparticle processing technology begin generating significant revenues, the revenues may not exceed our costs of production and operating expenses. We may not ever realize a profit from operations.

We may not be able to raise sufficient capital to meet future obligations.
--------------------------------------------------------------------------------
         As of December 31, 2003, we had approximately $3,869,000 in cash and have received additional capital since that date upon the exercise of outstanding warrants to purchase shares of our common stock. We expect this capital, together with revenue we are entitled to receive under existing contracts, will be sufficient to fund our ongoing operations until at least December 31, 2004 but are uncertain about our capital needs after such date. In addition, we may use our existing capital sooner than projected in connection with an unanticipated transaction, litigation or another unplanned event. We may also use more capital than projected as we expand our research, development and marketing efforts. Unless we experience a significant increase in revenue, we will need to raise  significant  amounts of additional  capital in the future in order to sustain our ongoing operations, continue unfinished testing and additional development work and, if certain of our products have been commercialized, produce and market such products.

         We may not be able to obtain the amount of additional capital needed or may be forced to pay an extremely high price for capital. Factors affecting the availability and price of capital may include the following:

         o market factors affecting the availability and cost of capital generally;
         o   the price,  volatility  and trading  volume of our shares of common stock.
         o our financial results, particularly the amount of revenue we are generating from operations;
         o   the amount of our  capital  needs;
         o   the market's perception of nanotechnology  and/or chemicals stocks;
         o   the economics of projects being pursued;
         o the market's perception of our ability to generate revenue through the licensing or use of our nanoparticle technology for pharmaceutical, pigment production, nanoparticle production and other uses; and
         o the market's perception of the value of our centrifugal jig and our Tennessee mineral property to the extent we continue to have an interest in such assets.

If we are unable to obtain sufficient capital or are forced to pay a high price for capital, we may be unable to meet future obligations or adequately exploit existing or future opportunities, and may be forced to discontinue operations.

Our patents and other protective measures may not adequately protect our proprietary intellectual property, and we may be infringing on the rights of others.
--------------------------------------------------------------------------------
         We regard our intellectual property, particularly our proprietary rights in our titanium and nanoparticle processing technology, as critical to our success. We have received various patents, and filed other patent applications, for various applications and aspects of our titanium and nanoparticle processing technology and other intellectual property. In addition, we generally enter into confidentiality and invention agreements with our employees and consultants. Such patents and agreement and various other measures we take to protect our intellectual property from use by others may not be effective for various reasons, including the following:

         o Our pending patent applications may not be granted for various reasons, including the existence of similar patents or defects in the applications;
         o The patents we have been granted may be challenged, invalidated or circumvented because of the pre-existence of similar patented or unpatented intellectual property rights or for other reasons;
         o Parties to the confidentiality and invention agreements may have such agreements declared unenforceable or, even if the agreements are enforceable, may breach such agreements;
         o The costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement cost prohibitive;
         o Even if we enforce our rights aggressively, injunctions, fines and other penalties may be insufficient to deter violations of our intellectual property rights; and
         o Other persons may independently develop proprietary information and techniques that, although functionally equivalent or superior to our intellectual proprietary information and techniques, do not breach our patented or unpatented proprietary rights.

Because the value of our company and common stock is rooted primarily in our proprietary intellectual property rights, our inability to protect our proprietary intellectual property rights or gain a competitive advantage from such rights could have a material adverse effect on our business.

         In addition, we may inadvertently be infringing on the proprietary rights of other persons and may be required to obtain licenses to certain intellectual property or other proprietary rights from third parties. Such licenses or proprietary rights may not be made available under acceptable terms, if at all. If we do not obtain required licenses or proprietary rights, we could encounter delays in product development or find that the development or sale of products requiring such licenses is foreclosed.

We have a substantial number of warrants and options outstanding and may issue a significant number of additional shares upon exercise thereof.
--------------------------------------------------------------------------------
         As of December 31, 2003, there were outstanding warrants to purchase up to 10,453,831 shares of common stock and options to purchase up to 3,663,600 shares of common stock. The existence of such warrants and options, and any additional warrants and options we issue in the future, may hinder future equity offerings, and the exercise of such warrants and options may further dilute the interests of all shareholders. The shares of common stock issuable upon the exercise of substantially all of our outstanding warrants are subject to resale registration statements, and all of our options are subject to a registration statement on Form S-8. Accordingly, future resale of the shares of common stock issuable on the exercise of such warrants and options may generally occur immediately after exercise and may have an adverse effect on the prevailing market price of the shares of common stock.

Our competitors have more resources than we do, which may give them a competitive advantage.
--------------------------------------------------------------------------------
         We have limited financial and other resources and, because of our early stage of development, have limited access to capital. We compete or may compete against entities that are much larger than we are, have more extensive resources than we do and have an established reputation and operating history. Because of their size, resources, reputation, history and other factors, certain of our competitors may be able to exploit acquisition, development and joint venture opportunities more rapidly, easily or thoroughly than we can. In addition, potential customers may chose to do business with our more established competitors, without regard to the comparative quality of our products, because of their perception that our competitors are more stable, are more likely to complete various projects, are more likely to continue as a going concern and lend greater credibility to any joint venture.

We may be unable to exploit any potential pharmaceutical application of our titanium and nanoparticle processing technology.
--------------------------------------------------------------------------------
         We do not presently have the technical or financial resources to conduct clinic tests on, and take to market, any pharmaceutical application of our titanium and nanoparticle processing technology. In order for us to get any significant, long-term benefit from any potential pharmaceutical application of our technology, the following must occur:

         o we must enter into an evaluation license or similar agreement with a pharmaceutical company under which such company would pay a fixed or contingent fee for the right to evaluate a pharmaceutical use of our technology for a specific period of time and for an option to purchase or receive a license for such use of our technology;

         o tests conducted by such pharmaceutical company would have to indicate that the pharmaceutical use of our technology is safe, technically viable and financially viable;

         o such pharmaceutical company would have to apply for and obtain FDA approval of the pharmaceutical use of our technology, or any related products, which would involve extensive additional testing; and

         o such pharmaceutical company would have to successfully market the product incorporating our technology.

As of the date of this prospectus, we have not entered into an evaluation license or similar agreement with a pharmaceutical company. We may never enter into any such license or agreement. If we do enter into such a license or similar agreement, we may receive some payments in various stages of the testing and evaluation of the pharmaceutical application of our technology. We do not, however, expect to receive significant ongoing revenue unless and until an end product incorporating the technology goes to market.

We may not be able to benefit fron licenses to use our technology for titanium dioxide pigment production.
--------------------------------------------------------------------------------
         Because of our relatively small size and limited resources, we do not plan to use our titanium processing technology for large-scale production of titanium dioxide pigments. We have entered into discussions with various minerals and materials companies about licensing our technology to such entities for large-scale production of titanium dioxide pigments. To date, we have entered into a license agreement with only one such entity, Western Oil Sands, Inc. Under our license agreement with Western Oil Sands, we expect to receive a limited amount of revenue during the early testing and development phase of the agreement but will receive significant royalties only if Western Oil Sands and licensees of Western Oil Sands determine in their discretion, after testing at a demonstration plant, to construct or license the construction of a full-scale titanium pigment production facility. If we enter into other license agreements, we expect that, as with the Western Oil Sands agreement, we would not receive significant revenues from such licenses unless and until feasibility testing yielded positive results and the licensee determined, in its discretion, to construct and operate a titanium pigment production facility.

We may not be able to sell nanoparticles produced using the titanium and nanoparticle processing technology.
--------------------------------------------------------------------------------
         We plan to use the titanium and nanoparticle processing technology to produce titanium dioxide nanoparticles. Titanium dioxide nanoparticles and other products we intend to initially produce with the titanium and nanoparticle processing technology generally must be customized for a specific application working in cooperation with the end user. We are still testing and customizing our titanium dioxide nanoparticle products for various applications and have no long-term agreements with end users to purchase any of our titanium dioxide nanoparticle products. We may be unable to recoup our investment in the titanium and nanoparticle processing technology and titanium and nanoparticle processing equipment for various reasons, including the following:

         o products utilizing our titanium dixoide nanoparticle products, most of which are in the research or development stage, may not be completed or, if completed, may not be readily accepted by expected end users;

         o we may be unable to customize our titanium dioxide nanoparticle products to meet the distinct needs of potential customers;

         o potential customers may purchase from competitors because of perceived or actual quality or compatibility differences;

         o our marketing and branding efforts may be insufficient to attract a sufficient number of customers; and

         o   because of our limited  funding,  we may be unable to continue  our
             development   efforts  until  a  strong  market  for  nanoparticles
             develops.

Our costs of production may be too high to permit profitability.
--------------------------------------------------------------------------------
         We have not produced any pigments, nanoparticles or other products using our titanium and nanoparticle processing technology and equipment on a commercial basis. Our actual costs of production, or those of our licensees, may exceed those of competitors and, even if our costs of production are lower, competitors may be able to sell titanium dioxide and other products at a lower price than is economical for us or our licensees.

         In addition, even if initial costs are as anticipated, the titanium and nanoparticle processing equipment may break down, prove unreliable or prove inefficient in a commercial setting. If so, related costs, delays and related problems may cause production of titanium dioxide nanoparticles and related products to be unprofitable.

We have not created a production model of our centrifugal jig and are presently focusing our resources on other projects.
--------------------------------------------------------------------------------
         We have not developed a production model of any series of our centrifugal jig and have determined to discontinue investing significant assets on its development. In October 2003, we entered into a technology license agreement with Bateman Luxembourg S.A. for the manufacture, installation and operation of our centrifugal jig. Such agreement permits Bateman to opt out after a six-month testing period. In addition, although the agreement permits us to cancel the agreement if certain production and use thresholds are not met, it does not require Bateman to manufacture or utilize our centrifugal jig. There is no assurance that Bateman will ever utilize our centrifugal jig in its projects or pay fees to us. We do not otherwise expect to complete our own testing and development of our centrifugal jig and have determined to focus most of our limited resources on the titanium and nanoparticle processing technology.

         Even if we or Bateman were to complete development of and begin marketing a production model of our centrifugal jig, it may not prove attractive to potential end users, may be rendered obsolete by competing technologies or may not recover end product at a commercially viable rate. Even if technology included in our centrifugal jig initially proves attractive to potential end users, performance problems and maintenance issues may limit the market for our centrifugal jig.

         In addition, all of the initial patents issued on our centrifugal jig have expired, and we are unable to prevent competitors from copying the technology once protected by such patents. Additional patents related to the process through which water is pulsed through the cylindrical screen on our centrifugal jig expire beginning in 2010, and patents for an efficiency-enhancing aspect of the cylindrical screen expire during 2018. The cost of enforcing patents is often significant. We may be unable to enforce even our patents that have not yet expired.

We have suspended exploration of our Tennessee mineral property and do not expect to restart testing efforts.
--------------------------------------------------------------------------------
         We have suspended feasibility testing of our Tennessee mineral property and do not expect to start feasibility testing of our Tennessee mineral property in the future. If a mine is developed on the Tennessee mineral property in the future, which may or may not occur, the development will likely occur under the control of another party, and our financial interest in the development will likely be limited, and may be nonexistent.

We may be unable to use, sell, license or otherwise dispose of our centrifugal jig or our Tennessee mineral property in a manner that enhances the value of our common stock.
--------------------------------------------------------------------------------
         We have determined to limit our expenditures on our centrifugal jig and Tennessee mineral property to the minimum necessary to preserve their core value for the short term. We are reviewing the viability and desirability of various strategic alternatives for our centrifugal jig and our Tennessee mineral property, including their possible sale, use in a joint venture, spin-off to shareholders or abandonment. We can not provide any assurance that we will be successful in using or disposing of such assets in a manner that provides value to shareholders. In fact, costs associated with a disposition or other transaction may exceed any value achieved from such transaction.

We have issued a $3,000,000 note to secure the purchase of the land and the building where our titanium and nanoparticle processing assets are located.
--------------------------------------------------------------------------------
         In August 2002, we entered into a purchase and sale agreement with BHP Minerals International Inc. to purchase the land, building and fixtures in Reno, Nevada where our titanium and nanoparticle processing assets are located. In connection with this transaction, we issued to BHP a note in the amount of $3,000,000, at an interest rate of 7%, secured by the property we acquired. The first payment of $600,000 of principal plus accrued interest is due February 8, 2006. Additional payments of $600,000 plus accrued interest are due annually on February 8, 2007 through 2010. If we fail to make the required payments on the note, BHP has the right to foreclose and take the property. If this should occur, we would be required to relocate our primary operating assets and offices, causing a significant disruption in our business.

Operations using the titanium and nanoparticle processing technology, our centrifugal jig or our Tennessee mineral property may lead to substantial environmental liability.
--------------------------------------------------------------------------------
         Virtually any prior or future use of the titanium and nanoparticle processing technology, our centrifugal jig or our Tennessee mineral property is be subject to federal, state and local environmental laws. Under such laws, we may be jointly and severally liable with prior property owners for the treatment, cleanup, remediation and/or removal of any hazardous substances discovered at any property we use. In addition, courts or government agencies may impose liability for, among other things, the improper release, discharge, storage, use, disposal or transportation of hazardous substances.

Certain of our experts and directors reside in Canada and may be able to avoid civil liability.
--------------------------------------------------------------------------------
         We are a Canadian corporation, and three of our directors and our Canadian legal counsel are residents of Canada. As a result, investors may be unable to effect service of process upon such persons within the United States and may be unable to enforce court judgments against such persons predicated upon civil liability provisions of the U.S. securities laws. It is uncertain whether Canadian courts would (i) enforce judgments of U.S. courts obtained against us or such directors, officers or experts predicated upon the civil liability provisions of U.S. securities laws or (ii) impose liability in original actions against us or our directors, officers or experts predicated upon U.S. securities laws.

We are dependent on key personnel.
--------------------------------------------------------------------------------
         Our continued success will depend to a significant extent on the services of Dr. William P. Long, our Chief Executive Officer, and Dr. Rudi Moerck, our President. The loss or unavailability of Dr. Long or Dr. Moerck could have a material adverse effect on our business and the market price of our shares of common stock. We do not carry key man insurance on the lives of Dr. Long or Dr. Moerck and do not have agreements requiring either to remain with our company.

We may issue substantial amounts of additional shares without stockholder approval.
--------------------------------------------------------------------------------
         Our articles of incorporation authorize the issuance of an unlimited number of shares of common stock that may be issued without any action or approval by our stockholders. In addition, we have two stock option plans and a stock purchase plan that have potential for diluting the ownership interests of our stockholders. The issuance of any additional shares of common stock would further dilute the percentage ownership of Altair held by existing stockholders.

The market price of our common stock may increase or decrease dramatically at any time for any or no apparent reason.
--------------------------------------------------------------------------------
         The market price of our common stock, like that of the securities of other early stage companies, may be highly volatile. Our stock price may change dramatically as the result of announcements of our quarterly results, new products or innovations by us or our competitors, uncertainty regarding the viability of the titanium and nanoparticle processing technology, significant customer contracts, significant litigation or other factors or events that would be expected to affect our business, financial condition, results of operations and future prospects. In addition, the market price for our common stock may be affected by various factors not directly related to our business, including the following:

         o Intentional manipulation of our stock price by existing or future shareholders;
         o   A  single   acquisition   or   disposition,   or  several   related
             acquisitions or dispositions, of a large number of our shares;

         o The interest of the market in our business sector, without regard to our financial condition, results of operations or business prospects;
         o Positive or negative statements or projections about our company, or our industry, by analysts, stock gurus and other persons;
         o The adoption of governmental regulations or government grant programs and similar developments in the United States or abroad that may enhance or detract from our ability to offer our products and services or affect our cost structure;
         o Economic and other external market factors, such as a general decline in market prices due to poor economic indicators or investor distrust; and
         o Speculation by short sellers of our common stock or other persons who stand to profit from a rapid increase or decrease in the price of our common stock.

We may be delisted from the Nasdaq SmallCap Market.
--------------------------------------------------------------------------------
         Our listing on the Nasdaq SmallCap Market is conditioned upon our compliance with the NASD's continued listing requirements for such market, including the $1.00 per share minimum bid requirement. During the first nine months of 2003, the market price for our common stock fluctuated in a price range that frequently dipped below $1.00, and the market price for our common stock remained below $1.00 during much of 2002. If the market price for our common stock falls and remains below $1.00 per share for an extended period of time, we may be delisted from the Nasdaq SmallCap Market. Delisting from the Nasdaq SmallCap Market would likely have a significant negative impact on the trading price, volume and marketability of our common stock.

We have never declared a cash dividend and do not intend to declare a cash dividend in the foreseeable future.
--------------------------------------------------------------------------------
         We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings, if any, for use in our business and, therefore, do not anticipate paying dividends on our common stock in the foreseeable future.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains various forward-looking statements. Such statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "likely," "believe," "intend," "expect," or similar words. These statements discuss future expectations; contain projections regarding future developments, operations, or financial conditions; or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risk factors noted in the previous section and other cautionary statements throughout this prospectus and our periodic filings with the SEC that are incorporated herein by reference. You should also keep in mind that all forward-looking statements are based on management's existing beliefs about present and future events outside of management's control and on assumptions that may prove to be incorrect. If one or more risks identified in this prospectus or any applicable filings materializes, or any other underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or intended.

         Among the key factors that may have a direct bearing on our operating results are risks and uncertainties described under "Risk Factors," including those attributable to the absence of operating revenues or profits, uncertainties regarding the development and commercialization of the titanium and nanoparticle processing technology and uncertainties regarding our ability to obtain capital sufficient to continue our operations and pursue our proposed business strategy.

                  OUR BUSINESS AND RECENT BUSINESS DEVELOPMENTS

Our Business

         We are a development-stage Canadian company whose primary business is developing and commercializing the titanium and nanoparticle processing technology  that we acquired in 1999. The titanium and  nanoparticle  processing technology has potential to produce both titanium pigments, which are commercially traded in bulk, and nanoparticles, which are sold on specialty product markets. The titanium and nanoparticle processing technology is also being tested, as part of a research program funded by the Department of Defense, in the production of feedstocks for the manufacture of titanium metal. In addition, we have developed a pharmaceutical application of such technology. This application is a new active pharmaceutical ingredient that we call RenaZorb(TM), which is designed to be useful in the treatment of elevated serum phosphate levels in patients undergoing kidney dialysis. Our research, development and marketing efforts are currently directed toward these four applications of our proprietary technology.

         We have also developed prototypes of our centrifugal jig and have conducted a feasibility study and constructed a pilot plant on a mineral property that we lease in Tennessee. However, in order to focus our resources on our titanium and nanoparticle processing technology, we are limiting our expenditures on our mining assets to the minimum necessary to preserve the possibility of using or disposing of such assets in a manner beneficial to Altair and its shareholders.

Recent Business Developments

         As outlined in greater detail in the section of this prospectus entitled "Incorporation of Certain Documents by Reference," the SEC permits us to incorporate by reference into this prospectus information filed separately with the SEC. The information incorporated by reference includes important business and financial information regarding our company. As a supplement to the information in the annual, quarterly, current and other reports incorporated by reference into the prospectus, the following section describes, as of the date of this prospectus and subject to being updated by subsequently filed reports and prospectus supplements, certain key developments related to the business and prospectus of Altair:

         Titanium Metals Corporation. In July 2003, we entered into the memorandum of understanding with Titanium Metals Corporation to provide custom oxide feedstocks for a novel, four-year, titanium metal research program funded by the Department of Defense, Defense Advanced Research Projects Agency. The program's goal is to lower the cost of titanium metal and titanium metal alloys to enable a broader market use. On January 15, 2004, we entered into a follow up agreement with Titanium Metals Corporation under which we will receive $150,000 during an initial six month period, with the possibility of receiving additional revenue in follow up phases, in exchange for our providing titanium dioxide for use in making customized electrodes for the titanium production project. The Department of Defense is specifically interested in lowering the cost to provide for a broader use in military applications such as aerospace and weapons systems.

         RenaZorb(TM). RenaZorb(TM) is a potential drug using our technology that may be useful in phosphate control in kidney dialysis patients. Pre-clinical trials, in-vitro testing and animal testing done to date indicate RenaZorb(TM) may be effective for use with kidney dialysis patients with end-stage renal disease. We have not, however, conducted human trials using RenaZorb(TM) or submitted an application to the FDA seeking approval to market RenaZorb(TM). During April 2003, we hired a consultant to contact pharmaceutical companies that may be interested in doing further tests and negotiating a license agreement for rights to test and produce RenaZorb(TM). To date, several such companies have expressed an interest in RenaZorb(TM), which is a lanthanum-based compound. An alternative lanthanum-based drug candidate, Fosrenol(TM), produced by Shire Pharmaceuticals Group plc, is currently under review for approval by the FDA. We do not expect to be able to enter into a license agreement unless and until Fosrenol(TM) obtains FDA approval, and we cannot predict when or if FDA approval for Fosrenol(TM) will be granted. Even if FDA approval is granted for Fosrenol(TM), we can provide no assurance that we will subsequently be able to enter into a license agreement for our lanthanum-based product, RenaZorb(TM). If we are able to enter into a license agreement, we are uncertain what the terms of the license would be, but pharmaceutical license agreements often involve up-front or staged payments, in addition to royalties if FDA approval is obtained and the drug is marketed.

         Our Hydrochloride/Titanium Pigment Production Process. We recently entered into a license agreement with Western Oil Sands, Inc. with respect to its possible use of the Altair Hydrochloric Pigment Process (AHPP) for the production of titanium dioxide pigment and pigment-related products at the Athabasca Oil Sands Project in Alberta, Canada, and elsewhere. Upon execution of the agreement, we granted Western Oil Sands an exclusive, conditional license to use the AHPP on heavy minerals derived from oil sands in Alberta, Canada. The agreement also contemplates a three-phase, five-year program pursuant to which the parties will work together to further evaluate, develop and commercialize the AHPP. In the first phase of the program, Western Oil Sands is expected to work with Altair and spend $650,000 to evaluate the AHPP and confirm that the AHPP will produce pigment from oil sands. Assuming phase one is successful, Western Oil Sands may elect to commence phase two, the construction of a demonstration titanium pigment production facility using the AHPP. If phase two is successful, Western Oil Sands may elect to commence phase three, the construction and operation of a full-scale commercial titanium pigment production facility using the AHPP.

         The scope of the license granted to Western Oil Sands under the agreement will vary with Western Oil Sand's commitment to the project. If it elects to commence phase two, Western Oil Sand's license will be expanded to include the right to use the AHPP for the production of titanium dioxide pigment and pigment-related products from oil sands resources, primary ore resources and titanium deposits in Canada and Minnesota and for the production of titanium dioxide pigment and pigment-related products from oil sands resources world wide. These expanded licenses will continue on an exclusive basis if Western Oil Sands completes, or spends at least $50 million in an effort to complete, phase three. These expanded licenses will continue on a non-exclusive basis if Western Oil Sands spends between $5 million and $50 million toward the completion of phase three, and will terminate if Western Oils Sands does not commence, or spends less than $5 million on, phase three. The original license will convert to a non-exclusive license if Western Oil Sands fails to complete, and fails to spend at least $25 million in an effort to complete, phase two. All licenses will terminate if Western Oil Sands fails to complete phase one.

         If commercialization occurs, Western Oil Sands is required to pay Altair royalties of two percent of net sales revenue from any production facility. Royalties on the production of products from resources located in Minnesota will escalate to three percent after the first three years and then four percent after six years.

         In addition to our work with Western Oil Sands, we have submitted proposals to five international minerals and energy resources companies to develop and license our titanium pigment production process. We have completed initial testing for the first company and submitted a phase-two proposal for the economic evaluation of a demonstration titanium dioxide pigment plant that could be expanded to a full-scale plant with production capabilities of between 10,000 and 20,000 metric tons of titanium dioxide pigment per year. We have been informed that this proposal is under consideration and subject to due diligence evaluation. If the phase-two proposal is accepted in some form, we would expect to generate limited revenues in exchange for the testing and development work associated with the evaluation of a demonstration titanium dioxide plant. A licensing agreement associated with a full-scale plant would be expected to generate significant revenues in the long-term, but significant up-front revenues from such an agreement are unlikely.

         We submitted phased development proposals for the testing and economic evaluation of our titanium pigment production process technology to the other four minerals and energy resources companies during the first three quarters of 2003. We recently entered into a testing and development license with one of these companies, called Avireco and located in Vietnam, and anticipate we may enter into additional testing licenses during 2004. If the results of testing by one or more such companies is positive, we hope to enter into a long-term license agreement for regional exclusive use of the pigment technology. If one or more of such minerals and energy resources companies obtains such a license and subsequently constructs a full-scale production plant, we would expect to receive development fees and royalties over the long-term, but no significant up-front payments. We can provide no assurance that the results of any testing will be positive, that we will enter into a long-term license or that the licensee will construct a full-scale production plan in order to use our technology.

         Battery Technology. We have developed a proprietary process to manufacture nano-sized lithium titanate spinel for use in lithium ion batteries requiring fast charge and discharge rates and high energy, such as car batteries. Battery prototypes utilizing our nano-sized lithium titanate spinel have been developed by Rutgers Energy Storage Research Group (formerly known as Telcordia Technologies) and, according to Rutgers Energy, exhibit battery characteristics that significantly exceed Department of Energy standards. The Department of Energy standards, as reported by Rutgers Energy, were established through a cooperative research and development program between the federal government and the United States Council for Automotive Research. To date, we have supplied only sample quantities of lithium titanate spinel to Rutgers Energy and other battery research groups, and we have no contracts for delivery of additional materials. New battery technology and the incorporation of new materials such as lithium titanate spinel may require long lead times for development prior to commercial production. There is no certainty as to when sales of our lithium titanate spinel will reach commercial levels, if ever.

         Dental Applications. We have developed a nano-sized zirconium oxide material that may have applications in dental products such as fillings and prosthetic devices. We have recently placed our first samples of this material with developers of non-toxic UV-cured dental materials. Zirconium oxide is currently being tested in this application by others but it is not currently used commercially in dental devices, and there is no assurance that future dental applications will prove feasible or economic. Zirconia does possess certain characteristics such as hardness and opaqueness to x-rays that suggest use in dental filling applications in a polymer matrix, but this application would have to be proven through testing. Testing is being conducted by the Southwest Research Institute, San Antonio, Texas under a National Institute of Health grant.

         Government Sponsored Research. In September 2003, we entered into an agreement with Western Michigan University to provide research services involving a technology used in the detection of chemical, biological and radiological agents. The teaming/research agreement with Western Michigan University, funded by the Department of Energy, provides for total payments to Altair of $356,500 over a two-year period. We are also actively pursuing other government grants through joint teaming agreements and government Small Business Innovative Research proposals.

         Altair Centrifugal Jig and Tennessee Mineral Property. In October 2003, we entered into a technology license agreement with Bateman Luxembourg S.A. for the manufacture, installation and operation of our centrifugal jig. Under the terms of the agreement, Bateman will have exclusive use of our centrifugal jig for specifically identified applications in selected territories throughout the world. Following a six-month trial testing period, Bateman may opt out of the agreement. We will be compensated by Bateman through a licensing fee for each project managed by Bateman that utilizes our centrifugal jig. Compensation is determined by an agreed upon formula and will vary based on the size and scope of the individual projects. We retain the right to use our centrifugal jig for our own projects and may terminate the agreement if Bateman does not meet certain production thresholds. There is no assurance that Bateman will ever utilize our centrifugal jig in its projects or pay fees to Altair. Bateman is not required to pay any fees under the agreement unless and until Bateman begins generating revenue using our centrifugal jig.

         Notwithstanding   this  positive   development   with  respect  to  our
centrifugal jig, we are taking steps to more narrowly focus our limited resources on the development and exploitation of our titanium and nanoparticle processing technology. Accordingly, we have determined to limit our expenditures on our centrifugal jig and our Tennessee mineral property to the minimum amount necessary to preserve their basic value for the short term. We are reviewing the viability and desirability of various strategic alternatives for our centrifugal jig and our Tennessee mineral property, including their possible sale, use in a joint venture, spin-off to shareholders or abandonment. We can not, however, provide any assurance that we will be successful in using or disposing of such assets in a manner that provides value to shareholders.

                                 USE OF PROCEEDS

         Unless we specify otherwise in an accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of shares offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include working capital and capital expenditures.

         We may temporarily invest the net proceeds in demand accounts or short-term interest-bearing securities until we use them for their stated purpose.

                                    DILUTION

         Our net tangible book value (deficit) at September 30, 2003 was $5,442,361 or approximately $0.14 per share of common stock. Net tangible book value of a company is the value of all of its tangible assets, less the value of all liabilities. Net tangible book value per share of common stock is the net tangible book value of the company divided by the number of shares of common stock issued and outstanding.

         If all of the 5,000,000 shares of common stock to which this prospectus relates are sold at an assumed sale price of $2.00 per share, our net tangible book value would be $15,442,361 or $0.34 per share of common stock at September 30, 2003, resulting in an immediate increase in net tangible book value of $10,000,000, or approximately $0.20 per share of common stock to existing shareholders and an immediate dilution of approximately $1.66 per share of common stock to purchasers.

         The following table illustrates dilution on a per share of common stock and per offering basis:

                                                                                  Per Share            Per Offering
                                                                                  ---------            ------------
         Offering price (1)                                                         $2.00               $10,000,000
         Net tangible book value (deficit) at September 30, 2003                    $0.14                $5,442,361
         Increase attributable to purchase by new investors(2)                      $0.20               $10,000,000
         Pro forma net tangible book value  (deficit) after the offering (2)        $0.34               $15,442,361

         Pro forma net tangible book value dilution to new investors (3)            $1.66                $8,290,000

         (1) Reflects the sale of 5,000,000 shares of common stock at an assumed purchase price per share of $2.00. The actual purchase price will vary, and may differ materially, from the estimated price.

         (2) Assumes that the number of shares of common stock outstanding as of September 30, 2003 was 40,159,921 and that the 5,000,000 shares of common stock to which this prospectus relates are sold at a price of $2.00 per share. Does not reflect the possible issuance of additional shares of common stock upon the exercise of outstanding options and warrants.

         (3) Dilution represents the difference between the assumed amount paid by investors (assumed for the purpose of illustration to be $2.00 per share) and the pro forma net tangible book value after the offering contemplated by this prospectus.

                              PLAN OF DISTRIBUTION

         We  may  sell  common  stock   pursuant  to  this   prospectus  and  an
accompanying prospectus supplement:

         o   directly to purchasers;

         o   to or through underwriters or dealers;

         o   through agents; or

         o through a combination of such methods or any other method permitted by law.

         If we offer the common stock directly to purchasers or to purchasers through agents, the shares sold may be sold at a single closing and at a single price or at multiple closings and at multiple prices. We expect that the price or prices for any shares sold in such circumstances will reflect our negotiations with prospective investors as part of a book-building process, the market price of our common stock, recent trends in the market price of our common stock, other factors considered material by the prospective investors, and, if applicable, consultation with any agent involved with the sale or sales.

         Regardless of the method used to sell the common stock, we will provide this prospectus and an accompanying prospectus supplement that will disclose:

         o the identity of any underwriters, dealers or agents, if any, that purchase or participate in the sales of the common stock;

         o the material terms of the sale, including the number of shares sold, the purchase price for the shares, which may be at a discount from the last reported sale price of our common stock on the Nasdaq SmallCap Market prior to such sale, the amount and nature of the proceeds or other consideration we will receive, and any over-allotment option that any underwriters for the shares may have;

         o   the  amount  of  any   compensation,   discounts,   commissions  or
             concessions to be received by or allowed or reallowed to the underwriters, dealers or agents;

         o   the   terms   of   any   indemnification   provisions,    including
             indemnification from liabilities under the federal securities laws; and

         o the nature of any transaction by any underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of our common stock.

In addition to selling common stock to purchasers for cash, we may sell common stock to purchasers in consideration for promissory notes, services performed or goods provided to us or in satisfaction of outstanding indebtedness.

                                  LEGAL MATTERS

         The validity of the shares being offered hereby is being passed upon for us by Goodman and Carr LLP, Ontario, Canada. If shares are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the uncertainty that the Company will be able to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         As permitted by SEC rules, this prospectus does not contain all of the information that prospective investors can find in the Registration Statement or the exhibits to the Registration Statement. The SEC permits us to incorporate by reference into this prospectus information filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except as superseded or modified by information contained directly in this prospectus or in a subsequently filed document that also is (or is deemed to be) incorporated herein by reference.

         This prospectus incorporates by reference the documents set forth below that we (File No. 1-12497) have previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These documents contain important information about the Company and its financial condition.

         (a) Our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 17, 2003, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 29, 2003.

         (b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed with the SEC on May 14, 2003.

         (c) Our Current Report on Form 8-K filed with the SEC on May 28, 2003.

         (d) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the SEC on August 13, 2003.

         (e) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the SEC on November 14, 2003.

         (f) The description of the common stock contained in our Form 10-SB filed with the SEC on November 25, 1996, as amended by our Current Report on Form 8-K filed with the SEC on July 18, 2002.

         We hereby incorporate by reference all reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site (http://www.sec.gov) that makes available to the public reports, proxy statements, and other information regarding issuers, such as us, that file electronically with the SEC.
         In addition, we will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Please direct written requests for such copies to Altair Nanotechnologies Inc. at 204 Edison Way, Reno, Nevada 89502, U.S.A., Attention:
Ed Dickinson, Chief Financial Officer. Telephone requests may be directed to the office of the Chief Financial Officer at (775) 858-3750.

======================================================        ====================================================


We have not  authorized  any  dealer,  salesperson  or
other  person  to give any  information  or  represent
anything  not  contained  in  this  prospectus.   This
prospectus   does   not   offer   to  sell  or buy any                          Common Stock
securities in any  jurisdiction where it is  unlawful.
The  information  in this  prospectus is current as of
January 23, 2004.
                                                                             5,000,000 Shares


               -----------------------
                                                                         ALTAIR NANOTECHNOLOGIES INC.








                                                                                ---------------

                                                                                  Prospectus
                                                                                ---------------







                                                                               January 23, 2004

======================================================        ====================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the registrant's expenses of the offering, sale and distribution of the shares being registered pursuant to this registration statement. All of the amounts shown are estimates except the SEC registration fees.


      Item                                                       Amount

      SEC registration fees                                        $846

      NASD registration fees                                    $22,500

      Accounting fees and expenses                               $5,000

      Legal fees and expenses                                   $25,000

      Blue sky fees and expenses                                $23,000

      Printing expenses                                          $1,000

      Miscellaneous expenses                                     $2,654

                                                 Total:         $80,000

Item 15. Indemnification of Directors and Officers

Our Bylaws

         The registrant's Bylaws provide that, to the maximum extent permitted by law, the registrant shall indemnify a director or officer of the registrant, a former director or officer of the registrant or another individual who acts at the registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the registrant or other entity. In addition, the registrant's Bylaws require the registrant to advance monies to an indemnifiable officer, director or similar person in connection with threatened or pending litigation.

The Canada Business Corporations Act

         Section 124 of the Canada Business Corporations Act provides as follows with respect to the indemnification of directors and officers:

         (1)  A  corporation   may  indemnify  a  director  or  officer  of  the
corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

         (2) A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding, but the individual must repay the moneys if the individual does not fulfill the conditions of subsection (3).

         (3) A corporation may not indemnify an individual unless the individual

                  (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

                  (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

         (4) A corporation may with the approval of a court, indemnify an individual in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the corporation or other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsection (3).

         (5) An individual is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity if the individual seeking indemnity

                  (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

                  (b) fulfills the conditions set out in subsection (3).

         (6) A corporation may purchase and maintain insurance for the benefit of an individual against any liability incurred by the individual

                  (a) in the individual's capacity as a director or officer of the corporation; or

                  (b) in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

         (7) A corporation, an individual or an entity may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

         (8) An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

         (9) On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

Employment Agreements With A Certain Officer

         Pursuant to an employment agreement with Dr. William P. Long, the Chief Executive Officer and a director of the registrant, the registrant has agreed to assume all liability for and to indemnify Dr. Long against all losses, costs, expenses, attorneys' fees, claims, demands, liability, suits, and actions of every kind and character which may be imposed upon or incurred by Dr. Long on account of, arising directly or indirectly from, or in any way connected with or related to Dr. Long's activities as an officer and director of the registrant, except as arise as a result of fraud, felonious conduct, gross negligence or acts of moral turpitude on the part of Dr. Long.

Other Indemnification Information

         Indemnification may be granted pursuant to any other agreement, bylaw, or vote of shareholders or directors. In addition to the foregoing, the registrant maintains insurance through a commercial carrier against certain liabilities which may be incurred by its directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been informed that, in the opinion of the SEC, such indemnification is against
public  policy  as  expressed  in  the  Securities   Act,  and  is,   therefore,
unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

         The following exhibits required by Item 601 of Regulation S-K under the Securities Act have been included herewith or have been filed previously with the SEC as indicated below.


  Exhibit No.       Description                                 Incorporated by Reference/Filed Herewith
----------------    ----------------------------------------    -------------------------------------------------------
            1.1     Form of Underwriting Agreement(s)           If the registrant enters into an underwriting
                                                                agreement, the registrant will file the agreement in
                                                                an amendment to this registration statement or in a
                                                                report on Form 8-K, in accordance with Item 601 of
                                                                Regulation S-K.

            4.1     Form of Common Stock Certificate            Incorporated by reference to Registration Statement
                                                                on Form 10-SB filed with the Commission on November
                                                                25, 1996, File No. 1-12497.

            4.2     Amended and Restated Shareholder            Incorporated by reference to the Company's Current
                    Rights Plan dated October  15,  1999,       Report on Form 8-K filed with the Commission on
                    between the Company and Equity              November 19, 1999, File No. 1-12497.
                    Transfer Services, Inc.

              5     Opinion of Goodman and Carr LLP as to       Filed herewith
                    legality of securities offered

           23.1     Consent of Deloitte & Touche LLP            Filed herewith.

           23.2     Consent of Goodman and Carr LLP             Included in Exhibit No. 5.

             24     Powers of Attorney                          Incorporated by reference to the Registration
                                                                Statement on Form S-3, File No. 333-111416, filed
                                                                with the SEC on December 19, 2003.

-----------------------

Item 17. Undertakings

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                           (i) To include  any  prospectus  required  by section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising  after  the  effective   date  of  this   registration
                  statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cody, state of Wyoming, on January 23, 2004.

                                                ALTAIR NANOTECHNOLOGIES INC

                                                By       /s/ William P. Long
                                                  -----------------------------
                                                    William P. Long
                                                    Chief Executive Officer

                              ADDITIONAL SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                   Title                                       Date
         ---------                                   -----                                       ----

 /s/ William P. Long                        Chief Executive Officer and Director          January 23, 2004
---------------------------                 (Principal Executive Officer and
William P. Long                             authorized representative of the
                                            Company in the United States)


 /s/ Edward H. Dickinson                    Chief Financial Officer                       January 23, 2004
---------------------------                 (Principal Financial Officer and
Edward H. Dickinson                         Principal Accounting Officer)


/s/ James I Golla*                          Director                                      January 23, 2004
---------------------------
James I. Golla

/s/ George E. Hartman                       Director                                      January 23, 2004
---------------------------
George E. Hartman

/s/ Robert Sheldon*                         Director                                      January 23, 2004
---------------------------
Robert Sheldon

/s/ Jon Bengtson*                           Director                                      January 23, 2004
---------------------------
Jon Bengtson

/s/ Rudi E. Moerck                          Director                                      January 23, 2004
---------------------------
Rudi E. Moerck


*By: /s/ William P. Long
     --------------------------------------
         William P. Long, Attorney-In-Fact

                                  EXHIBIT INDEX

         The following exhibits required by Item 601 of Regulation S-K under the Securities Act have been included herewith or have been filed previously with the SEC as indicated below.

  Exhibit No.       Description                                 Incorporated by Reference/Filed Herewith
----------------    ----------------------------------------    -------------------------------------------------------
            1.1     Form of Underwriting Agreement(s)           If the registrant enters into an underwriting
                                                                agreement, the registrant will file the agreement in
                                                                an amendment to this registration statement or in a
                                                                report on Form 8-K, in accordance with Item 601 of
                                                                Regulation S-K.

            4.1     Form of Common Stock Certificate            Incorporated by reference to Registration Statement
                                                                on Form 10-SB filed with the Commission on November
                                                                25, 1996, File No. 1-12497.

            4.2     Amended and Restated Shareholder            Incorporated by reference to the Company's Current
                    Rights Plan dated October  15,  1999,       Report on Form 8-K filed with the Commission on
                    between the Company and Equity              November 19, 1999, File No. 1-12497.
                    Transfer Services, Inc.

              5     Opinion of Goodman and Carr LLP as to       Filed herewith
                    legality of securities offered

           23.1     Consent of Deloitte & Touche LLP            Filed herewith.

           23.2     Consent of Goodman and Carr LLP             Included in Exhibit No. 5.

             24     Powers of Attorney                          Incorporated by reference to the Registration
                                                                Statement on Form S-3, File No. 333-111416, filed
                                                                with the SEC on December 19, 2003.

         -----------------------